UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and related notes present the historical consolidated balance sheet and historical consolidated statement of operations of GoDaddy Inc. (“GoDaddy” or the “Company”) adjusted to reflect (1) the completion of the Company’s acquisition of all shares of Host Europe Holdings Limited (“HEG”), a company incorporated in the United Kingdom, and certain loan notes issued by Host Europe Finance Co. Ltd. on April 3, 2017 and (2) the discrete presentation of HEG’s PlusServer managed hosting business (“PlusServer”) pursuant to the Company's planned sale of PlusServer, collectively referred to as the “Transactions”.
The unaudited pro forma condensed combined financial information has been derived from the Company's audited consolidated financial statements and HEG's audited consolidated financial statements as of and for the year ended December 31, 2016. The unaudited pro forma condensed combined financial information has been adjusted as if the acquisition of HEG had been completed on January 1, 2016, in the case of the unaudited pro forma condensed combined statement of operations, and on December 31, 2016, in the case of the unaudited pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined financial information gives effect to the following:

•	the acquisition of HEG on April 3, 2017 for consideration totaling €1.7 billion (approximately $1.9 billion);

•	the reclassification of certain HEG historical financial information to conform with the Company's presentation;

•
the impact of converting HEG's historical financial information from International Financial Reporting Standards, as adopted by the International Accounting Standards Board (“IFRS”), to generally accepted accounting principles in the United States (“U.S. GAAP”);

•	the translation of HEG's historical financial information from Euros into U.S. dollars;

•	the impact of preliminary fair value adjustments to the acquired assets and assumed liabilities of HEG;

•	the impact of the incremental indebtedness GoDaddy incurred to finance the acquisition;

•	the impact of the planned PlusServer sale; and

•	the related income tax effects of the pro forma adjustments.
The Company accounted for the acquisition within the accompanying unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. In accordance with ASC 805, the Company used its preliminary best estimates and assumptions to assign fair values to the tangible and intangible assets acquired and liabilities assumed at the acquisition date, which are dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The Company has made significant assumptions and estimates in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial information. Goodwill, as of the acquisition date, was measured as the excess of purchase consideration over the preliminary fair values of net tangible and identifiable intangible assets acquired. Management may identify differences that, when finalized, could be materially different from the unaudited pro forma condensed combined financial information.
HEG's historical financial information was prepared in accordance with IFRS and is presented in Euros. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert HEG's historical balance sheet and income statement from IFRS to U.S. GAAP and to translate the financial statements from Euros to U.S. dollars. Management will complete its review of the adjustments and reclassifications necessary to convert HEG's financial statements from IFRS to U.S. GAAP, and as a result, may identify further differences that could have a material impact.
The unaudited pro forma condensed combined financial information does not purport to project the Company's future operating results, and does not include the impact of any (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) non-recurring transaction-related costs.
The unaudited pro forma condensed combined financial information, including the related notes, is derived from, and should be read in conjunction with: (i) the Company’s audited consolidated financial statements, which are available in its Annual Report on Form 10-K for the year ended December 31, 2016; (ii) HEG's audited consolidated financial statements, which are contained in Exhibit 99.2 to the Current Report on Form 8-K/A to which this exhibit relates; and (iii) the accompanying notes.

GoDaddy Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(In millions)

	GoDaddy Historical	HEG Historical (IFRS)	Reclass-ifications (Note 1)	IFRS to U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note Ref	Planned PlusServer Sale (Note 8)	GoDaddy Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$566.1	$30.0	$—	$—	$67.3	(4)	$(12.6)	$650.8
Short-term investments	6.6	—	—	—	—		—	6.6
Accounts and other receivables	8.0	—	15.2	—	—		(9.5)	13.7
Registry deposits	20.6	—	—	—	—		—	20.6
Prepaid domain name registry fees	307.0	—	—	19.8	—		—	326.8
Prepaid expenses and other current assets	24.5	51.5	(15.2)	—	—		(3.3)	57.5
Assets held for sale	—	4.0	—	—	—		601.0	605.0
Total current assets	932.8	85.5	—	19.8	67.3		575.6	1,681.0
Property and equipment, net	231.0	86.1	—	—	—	(6a)	(36.0)	281.1
Prepaid domain name registry fees, net of current portion	172.1	—	—	—	—		—	172.1
Goodwill	1,718.4	717.1	—	—	491.3	(6b)	(275.1)	2,651.7
Intangible assets, net	716.5	336.4	—	—	510.2	(6c)	(264.5)	1,298.6
Other assets	11.1	—	—	—	—		—	11.1
Deferred tax assets	5.0	—	—	2.6	(2.6)	(6h)	—	5.0
Total assets	$3,786.9	$1,225.1	$—	$22.4	$1,066.2		$—	$6,100.6
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$61.7	$—	$19.3	$—	$—		$(8.6)	$72.4
Accrued expenses and other current liabilities	143.0	239.9	(17.7)	—	(115.6)	(6d)	(28.0)	221.6
Payable to related parties for tax distributions	10.0	—	—	—	—		—	10.0
Deferred revenue	1,043.5	24.5	—	44.7	(25.6)	(6e)	(2.6)	1,084.5
Long-term debt	4.0	4.9	—	—	524.7	(6f)	—	533.6
Liabilities directly associated with the assets held for sale		2.5	—	—	—		122.7	125.2
Total current liabilities	1,262.2	271.8	1.6	44.7	383.5		83.5	2,047.3

GoDaddy Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(In millions)

	GoDaddy Historical	HEG Historical (IFRS)	Reclass-ifications (Note 1)	IFRS to U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note Ref	Planned PlusServer Sale (Note 8)	GoDaddy Pro Forma Combined
Deferred revenue, net of current portion	532.7	—	—	—	—		—	532.7
Long-term debt, net of current portion	1,035.7	999.8	—	—	388.3	(6f)	—	2,423.8
Payable to related parties pursuant to tax receivable agreements	202.6	—	—	—	—		—	202.6
Other long-term liabilities	39.5	14.5	(1.6)	—	(0.4)	(6g)	(2.0)	50.0
Deferred tax liabilities		87.6	—	(3.1)	141.1	(6h)	(81.5)	144.1
Commitments and contingencies	—	—	—	—	—		—	—
Stockholders' equity:								—
Preferred stock	—	—	—	—	—		—	—
Class A common stock	0.1	—	—	—	—		—	0.1
Class B common stock	0.1	—	—	—	—		—	0.1
Additional paid-in capital	608.3	22.4	—	—	(22.4)	(6i)	—	608.3
Accumulated deficit	(48.7)	(185.0)	—	(19.2)	196.9	(6i)	—	(56.0)
Accumulated other comprehensive income	2.7	14.0	—	—	(14.3)	(6j)	—	2.4
Total stockholders' equity attributable to GoDaddy Inc.	562.5	(148.6)	—	(19.2)	160.2		—	554.9
Non-controlling interests	151.7	—	—		(6.5)	(6k)	—	145.2
Total stockholders' equity	714.2	(148.6)	—	(19.2)	153.7		—	700.1
Total liabilities and stockholders' equity	$3,786.9	$1,225.1	$—	$22.4	$1,066.2		$—	$6,100.6
See accompanying notes to the unaudited pro forma condensed combined financial information.

GoDaddy Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2016
(In millions, except share amounts in thousands and per share amounts)

	GoDaddy Historical	HEG Historical (IFRS)	Reclass-ifications (Note 1)	IFRS to U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note Ref	Planned PlusServer Sale (Note 8)	GoDaddy Pro Forma Combined
Revenue:
Domains	$927.8		$82.7	$(3.7)	$(16.1)		$—	$990.7
Hosting and presence	678.7		241.5	(1.5)	(10.2)		(94.7)	813.8
Business applications	241.4		15.8	—	(0.6)		—	256.6
Total revenue	1,847.9	$340.0	—	(5.2)	(26.9)	(7a)	(94.7)	2,061.1
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	657.8	78.9	(8.3)	(0.7)	—		(12.2)	715.5
Technology and development	287.8	—	57.8	—	—		(25.0)	320.6
Marketing and advertising	228.8	—	14.7	—	—		(6.8)	236.7
Customer care	242.1	—	13.6	—	—		(2.9)	252.8
General and administrative	221.2	200.3	(147.1)	—	(15.4)	(7b)	(12.7)	246.3
Depreciation and amortization	160.1	—	73.2	—	41.3	(7c)	(21.6)	253.0
Total costs and operating expenses	1,797.8	279.2	3.9	(0.7)	25.9		(81.2)	2,024.9
Operating income (loss)	50.1	60.8	(3.9)	(4.5)	(52.8)		(13.5)	36.2
Interest expense	(57.2)	(107.6)	3.9	—	17.2	(7d)	3.9	(139.8)
Tax receivable agreements liability adjustment	(12.5)	—	—	—	—		—	(12.5)
Other income (expense), net	(1.9)	1.1	—	—	1.5	(7e)	(0.3)	0.4
Loss before income taxes	(21.5)	(45.7)	—	(4.5)	(34.1)		(9.9)	(115.7)
(Provision) benefit for income taxes	(0.4)	(4.6)	—	0.8	5.4	(7f)	3.8	5.0
Net loss	(21.9)	(50.3)	—	(3.7)	(28.7)		(6.1)	(110.7)
Less: net loss attributable to non-controlling interests	(5.4)	—	—	—	(38.8)	(7g)	—	(44.2)
Net loss attributable to GoDaddy Inc.	$(16.5)	$(50.3)	$—	$(3.7)	$10.1		$(6.1)	$(66.5)
Net loss per share of Class A common stock—basic and diluted	$(0.21)							$(0.83)
Weighted-average shares of Class A common stock outstanding—basic and diluted	79,835							79,835

See accompanying notes to the unaudited pro forma condensed combined financial information.

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

Note 1        Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is presented as if the acquisition of HEG had occurred on December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is presented as if the acquisition of HEG had occurred on January 1, 2016. The Company adjusted the historical financial information to give effect to events that are: (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the Company’s consolidated financial results.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual financial position and results of operations of the combined company would have been had the acquisition occurred on the dates assumed, nor are they considered to be indicative of the Company’s future consolidated results. The pro forma adjustments are preliminary and based on preliminary estimates of fair values and useful lives of the assets acquired and the liabilities assumed and have been prepared to illustrate the effect of the Transactions. The final allocation of the purchase consideration may differ materially from that reflected in the unaudited pro forma condensed combined financial information after final valuation and other procedures are completed and amounts are finalized. Certain reclassifications have been made to HEG's historical financial information to conform to the Company’s financial statement presentation. Such reclassifications had no effect on HEG's previously reported financial results. The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform HEG’s presentation to that of GoDaddy due to limitations on the availability of information as of the date of this filing.
The unaudited pro forma condensed combined financial information does not give effect to any restructuring costs or any potential savings or other operating efficiencies that may result from the Transactions since such amounts, if any, are not presently determinable.
As part of the integration process subsequent to the acquisition, GoDaddy will review HEG’s accounting policies, including any differences between the historical presentation of HEG's financial statements under IFRS and U.S. GAAP. Management may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on GoDaddy's consolidated financial statements.
Note 2         Foreign Currency Translation
HEG's historical balance sheet was translated for the purpose of preparing the unaudited pro forma condensed combined financial information using the Euro to U.S. dollar spot rate of 1.0536 on December 31, 2016. HEG's historical income statement for the year ended December 31, 2016 was translated using the average 2016 Euro to U.S. dollar exchange rate of 1.1069.
Note 3         IFRS to U.S. GAAP Adjustments
The Company performed a preliminary assessment of the adjustments necessary to conform HEG's historical financial statements prepared under IFRS to a U.S. GAAP presentation, identifying certain material adjustments related to revenue, deferred revenue and prepaid domain name registry fees. The following table summarizes the impact of the adjustments identified to present HEG's historical financial statements under U.S. GAAP:

Pro Forma Financial Statement Caption	HEG (IFRS)	IFRS to U.S. GAAP Adjustments	HEG (U.S. GAAP)
Prepaid domain name registry fees	—	19.8	19.8
Deferred tax assets	—	2.6	2.6
Deferred revenue	24.5	44.7	69.2
Deferred tax liabilities	87.6	(3.1)	84.5
Revenue	340.0	(5.2)	334.8
Cost of revenue	70.6	(0.7)	69.9
(Provision)/benefit for income taxes	(4.6)	0.8	(3.8)

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

Under IFRS, HEG recognized revenue from the sale of domain names in full at the time of registration and from certain non-refundable up-front fees at inception of the arrangement. Domain registrations provide a customer with the exclusive use of a domain during the applicable contract term. After the contract term expires, unless renewed, the customer can no longer access the domain. Under U.S. GAAP, consideration is recorded as deferred revenue at the time of sale, and revenue is recognized as the product or service is delivered to the customer over the applicable contract period. The up-front fees are deferred and recognized over the life of the contract in accordance with Staff Accounting Bulletin Topic 13. Similar to revenue recognition, under IFRS, HEG recognized domain registration costs in the same period as revenue was recognized. Under U.S. GAAP, domain costs are paid at the time of purchase for the life of each subscription, but are recognized ratably over the term of customer contracts.
Note 4        Acquisition Term Loan and Bridge Loan
On February 15, 2017, the Company entered into Amendment No. 5 to its First Amended and Restated Credit Agreement to provide for: (i) the refinancing of its existing $1,072.5 million seven-year term loan, (ii) a second $1,425.0 million tranche (the "Acquisition Term Loan"), which was issued on April 3, 2017 upon the completion of the acquisition, and (iii) the refinancing of its existing $150.0 million five-year revolving credit facility, which was increased to $200.0 million upon the closing of the acquisition (the "Refinanced Revolving Credit Loan").
The Acquisition Term Loan matures on February 15, 2024 and was issued at a 0.25% discount at original issue for net proceeds of $1,421.4 million. The loan bears interest at a variable rate of LIBOR plus 2.50% per annum, which we have assumed to be 3.41% for the purpose of calculating interest expense in the unaudited pro forma condensed combined financial information.
On April 3, 2017, the Company entered into an additional credit agreement to borrow an aggregate principal amount of €500 million (the “Bridge Loan”) in connection with the acquisition of HEG. The Bridge Loan was issued at a 0.25% discount at original issue for net proceeds of €498.8 million. It matures on April 3, 2018, but may be extended at our sole discretion to April 3, 2019, subject to the payment of a fee equal to 0.5% of the aggregate amount of the Bridge Loan outstanding as of the initial maturity date. The Bridge Loan bears interest at a rate per annum of EURIBOR (not less than 1.0%) plus 2.75%. For the purpose of calculating interest expense in the unaudited pro forma condensed combined financial information, we have assumed the Bridge Loan rate to be 3.75%.
The proceeds received from the Acquisition Term Loan and the Bridge Loan, net of original issue discounts, totaled approximately $2.0 billion. These proceeds, which were further reduced by deferred financing fees totaling approximately $29.4 million, were used to finance the acquisition, resulting in residual cash of approximately $67.3 million.
Note 5        Preliminary Purchase Accounting
The preliminary allocation of the total purchase price is based upon management’s preliminary estimates of, and assumptions related to, the fair values of assets acquired and liabilities assumed as of December 31, 2016, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the Company's financial position and results of operations may be materially different then the unaudited pro forma condensed combined financial information.
The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair values of the assets acquired and liabilities assumed on the acquisition date, whereby the impact cannot be predicted with any certainty at this time. Any qualifying changes to the initial estimates of the fair values of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

The purchase consideration and the preliminary determination of the fair values of assets acquired and liabilities assumed, including the resulting goodwill, is as follows:

Total purchase consideration(1)	$1,850.5

Fair value of assets acquired:
Cash and cash equivalents	30.0
Other current assets	71.3
Assets held for sale	4.0
Property and equipment, net	86.1
Intangible assets, net	846.6
Amount attributable to assets acquired	1,038.0
Fair value of liabilities assumed:
Accounts payable and accrued expenses	111.7
Deferred revenue, current	43.6
Liabilities directly associated with the assets held for sale	2.5
Other long-term liabilities	12.5
Deferred tax liabilities	225.6
Amount attributable to liabilities assumed	395.9
Goodwill	$1,208.4

(1)	The purchase consideration was translated using the Euro to U.S. Dollar exchange rate in effect on the closing date of the HEG acquisition, April 3, 2017, of 1.0661.
The preliminary purchase price allocations presented above are based upon management’s preliminary estimates of the fair values utilizing a variety of valuation techniques including income, cost and market approaches. Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed may have a material impact on the combined company’s depreciation and amortization expense and future results of operations.
Note 6          Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
The unaudited pro forma condensed combined financial information presents HEG's tangible fixed assets at their carrying values, which management believes to represent a reasonable approximation of the fair values of such assets based on information currently available. The fair values of these assets on the acquisition date will be determined as additional information becomes available and additional analysis is completed. The actual fair values of these assets may differ from the values presented.

(b)
The pro forma adjustment to goodwill of $491.3 million reflects (i) the reversal of HEG's historical goodwill and (ii) the recording of the preliminary estimate of the goodwill as the purchase price exceeding the preliminary fair values of the assets acquired and liabilities assumed.

(c)
The pro forma adjustment to finite-lived intangible assets of $510.2 million reflects (i) the reversal of HEG's historical intangible assets and (ii) the recording of the preliminary estimate of intangible assets acquired. The preliminary fair values and estimated useful lives of the identifiable intangible assets acquired, including those related to PlusServer, are as follows:

Finite-lived Intangible Assets	Preliminary Estimated Useful Life
Trade names	10 years	$105.4
Developed technology	6 years	62.7
Customer relationships	9 years	678.5
		$846.6

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

(d)	The pro forma financial adjustments resulting in a decrease to accrued expenses and other current liabilities are as follows:

Repayment of existing HEG derivative liability at closing	$(1.5)
Remove accrued interest on existing HEG debt repaid at closing	(128.0)
Record accrual for remaining transaction costs of both parties	13.9
$(115.6)

(e)
The pro forma adjustment to deferred revenue of $25.6 million reflects a preliminary fair value adjustment to reduce deferred revenue by the estimated costs that will be incurred to fulfill the obligations plus an assumed profit margin for the level of effort to fulfill all obligations associated with the deferred revenue assumed in the acquisition.

(f)	The pro forma adjustments to long-term debt, both current and non-current, are as follows:

Current portion of long-term debt
Repayment of existing HEG debt at closing	$(9.3)
Reversal of existing deferred financing fees on repaid HEG debt	4.4
Record Acquisition Term Loan and Bridge Loan	541.1
Record original issue discount and deferred financing fees on Acquisition Term Loan, Bridge Loan and Refinanced Revolving Credit Loan	(11.5)
$524.7
Long-term debt, net of current portion
Repayment of existing HEG debt at closing	$(1,013.3)
Reversal of existing deferred financing fees on repaid HEG debt	13.5
Record Acquisition Term Loan	1,410.8
Record original issue discount and deferred financing fees on Acquisition Term Loan and Refinanced Revolving Credit Loan	(22.7)
$388.3

(g)	The pro forma adjustment of $0.4 million eliminates the long-term portion of HEG's derivative liability that was settled at closing.

(h)	The pro forma adjustment of $141.1 million reflects an increase to the deferred tax liability resulting from the preliminary purchase price allocation discussed in Note 5.

(i)	The pro forma adjustments of $22.4 million and $196.9 million reflect the elimination of HEG's historical equity and the net effect on accumulated deficit from the transaction cost accruals.

(j)
The pro forma adjustment of $14.3 million reflects the elimination of HEG's historical equity and the effect of the exchange rate difference between the balance sheet date and the closing date of April 3, 2017.

(k)
The pro forma adjustment of $6.5 million reflects an adjustment to the non-controlling interest associated with the net impact of pro forma adjustments calculated assuming the 47% non-controlling interest at December 31, 2016.

Note 7          Unaudited Pro Forma Condensed Combined Income Statement Adjustments

(a)	The pro forma adjustment to revenue of $26.9 million reflects the impact of purchase accounting adjustments which reduced acquired deferred revenue.

(b)
The pro forma adjustment to general and administrative expenses of $15.4 million reflects (i) the elimination of non-recurring transaction-related costs of $7.8 million incurred during the year ended December 31, 2016 by the Company and (ii) the elimination of HEG's transaction fees of $7.6 million. Costs incurred for integration-related activities were not eliminated.

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

In the 12 months following the closing of the acquisition, the Company estimates it will incur the following transaction-related costs: (i) transaction advisor, legal, accounting and other professional service fees in the range of $15.0 million to $18.0 million, including costs related to the PlusServer sale, and (ii) incremental costs directly associated with integration activities in the range of $20.0 million to $30.0 million.

(c)	The pro forma adjustments resulting in an increase to depreciation and amortization expense of $41.3 million are as follows:

Reversal of amortization expense related to HEG's historical intangible assets	$(29.5)
Record amortization expense on intangible assets acquired	70.8
$41.3
The net adjustment to amortization expense is based on the preliminary fair values of each of the identifiable intangible assets and the preliminary estimated useful life of each asset, as follows:

Identifiable finite-lived intangible assets	Preliminary Estimated Useful Life	Straight-line Amortization Expense
Trade names	10 years	$7.7
Developed technology	6 years	11.0
Customer relationships	9 years	52.1
		$70.8
The unaudited pro forma condensed combined financial information assumes the straight-line amortization expense for the identified intangible assets. The Company has not yet determined the amortization method it will use, which could be different than straight-line.
No pro forma adjustment was made for depreciation expense as the unaudited pro forma condensed combined financial information presents HEG's tangible fixed assets at their carrying value and assumes no change to HEG's historical useful lives.

(d)	The pro forma adjustment to interest expense of $17.2 million reflects the following:

Reversal of historical deferred financing fees amortization expense on HEG's debt repaid at closing	$4.2
Reversal of historical interest expense on HEG's debt repaid at closing	94.1
Record deferred financing fees amortization expense on Acquisition Term and Bridge Loan	(11.7)
Record interest expense on Acquisition Term Loan and Bridge Loan	(69.4)
$17.2
The effect of a 0.125% change in the base interest rate used for the unaudited pro forma condensed combined financial information would have resulted in a change in interest expense of approximately $2.5 million.

(e)	The pro forma adjustment to other income (expense) of $1.5 million eliminates HEG's recognized loss on the derivative liability settled at closing.

(f)
The pro forma adjustment of $5.4 million reflects the estimated income tax calculated for the related pro forma adjustments to (i) the reversal of the historical intangible amortization expense and the recording of amortization expense on the intangibles established in connection with the preliminary purchase price allocation and (ii) the reversal of interest expense, including deferred financing fees amortization, related to HEG's historical debt obligations. These adjustments were calculated using the country of origins applicable 2016 tax rates (Germany 31%; the UK 20%).

(g)
The pro forma adjustment of $38.8 million reflects an adjustment to the non-controlling interest associated with the net impact of pro forma adjustments calculated assuming the 47% non-controlling interest at December 31, 2016.

GoDaddy Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In millions, unless otherwise noted)

Note 8         Planned PlusServer Sale
The Company intends to sell the PlusServer managed hosting business; and therefore, expects to treat PlusServer as a discontinued operation at the time of sale. As the Company does not anticipate integrating PlusServer into its continuing operations at this time, the unaudited pro forma condensed combined balance sheet presents the assets and related liabilities of PlusServer as held-for-sale, and the unaudited pro forma condensed combined statement of operations eliminates the operations of PlusServer.
The amounts presented for PlusServer were derived from HEG's historical accounting records, adjusted to conform to the Company’s financial statement presentation, U.S. GAAP and preliminary purchase accounting allocation. The unaudited pro forma condensed combined financial information presented for PlusServer may not be indicative of its future financial position or results of operations. In addition, management may identify additional adjustments to the historical accounting policies and financial statement presentation of PlusServer, together with the overall accounting policies and financial statement presentation of HEG, which may result in material differences when compared to the unaudited pro forma condensed combined financial information included herein. The final purchase price allocation may also be materially different from the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial information.
Upon the sale of the PlusServer business, management estimates the Company may incur additional tax expenses in the range of $20.0 million to $30.0 million under German income tax laws.